UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2016

Moxian, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-55017	27-3729742
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Block A, 9/F, Union Plaza, 5022 Binjiang Avenue, Futian District, Shenzhen City, Guangdong Province, China
(address of principal executive offices) (zip code)

Tel: +86 (0)755-66803251
(registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

The Board of Directors of Moxian, Inc., a Nevada corporation (the “Company”), has approved a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), at a ratio of 1-for-2 (the “Reverse Stock Split”). The Reverse Stock Split was approved by the Board of Directors on May 24, 2016 and effected on June 20, 2016 (the “Effective Date”). Simultaneously to the Reverse Stock Split, the number of shares of the Company’s authorized Common Stock was correspondingly reduced from 500,000,000 shares to 250,000,000 shares. On July 11, 2016, the Company received FINRA’s approval of the Reverse Stock Split.

The Reverse Stock Split is being effected in connection with the Company’s intention to apply to list the Common Stock on the NASDAQ Capital Market. As of the date of this report, the Common Stock is quoted for trading on the OTC Markets Inc. OTCQB Marketplace.

Effect in Marketplace; Symbol; CUSIP Number:

The Reverse Stock Split is effective with FINRA and in the marketplace on July 12, 2016, at which time the Common Stock will begin trading on a split-adjusted basis. On such date, the trading symbol for the Common Stock will change to “MOXCD” for a period of 20 business days, after which the final “D” will be removed from the Company’s trading symbol, which will revert to the original symbol of “MOXC”. In connection with the Reverse Stock Split, the CUSIP number for the Common Stock will change to 624697207.

Split Adjustment; Treatment of Fractional Shares:

On the Effective Date, the total number of shares of Common Stock held by each stockholder of the Company will be converted automatically into the number of shares of Common Stock equal to (i) the number of issued and outstanding shares of Common Stock held by each such stockholder immediately prior to the Reverse Stock Split, divided by (ii) 2, with such resulting number of shares rounded up to the nearest whole share. The Company will issue one whole share of the post-Reverse Stock Split Common Stock to any stockholder who otherwise would have received a fractional share as a result of the Reverse Stock Split. As a result, no fractional shares will be issued in connection with the Reverse Stock Split and no cash or other consideration will be paid in connection with any fractional shares that would otherwise have resulted from the Reverse Stock Split.

Certificated and Non-Certificated Shares:

Stockholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the Reverse Stock Split will automatically be reflected in their brokerage accounts. Stockholders holding paper certificates may (but are not required to) send the certificates to the Company’s transfer agent and registrar, Island Stock Transfer, at the address set forth below. Island Stock Transfer will issue a new stock certificate reflecting the Reverse Stock Split to each requesting stockholder.

Island Stock Transfer

15500 Roosevelt Boulevard,

Suite 301 Clearwater,

Florida 33760

Capitalization:

Immediately prior to the Reverse Stock Split, there were 128,011,883 shares of Common Stock outstanding. After the Reverse Stock Split, there was approximately 64,005,942 shares of Common Stock outstanding. The Reverse Stock Split has no effect on the par value of the Common Stock or authorized shares of preferred stock. Immediately after the Reverse Stock Split, each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the Reverse Stock Split.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The description under Item 3.03 above of the reduction in the number of shares of the Company’s authorized Common Stock is incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

3.1	Certificate of Change filed with the Secretary of State of Nevada on June 20, 2016.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOXIAN, INC.

Date: July 13, 2016	By:	/s/ James Mengdong Tan
Name: James Mengdong Tan
Title: Chief Executive Officer

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